Exhibit 8.2

Susan Cooper Philpot (415) 693-2078 philpotsc@cooley.com

August 25, 2010

DivX Inc.

4780 Eastgate Mall

San Diego, CA 92121

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to the Agreement and Plan of Merger dated as of June 1, 2010 (the “Reorganization Agreement”), by and among Sonic Solutions, a Delaware corporation (“Acquiror”), Siracusa Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Siracusa Merger LLC, a Delaware limited liability company (“LLC”) and DivX, Inc., a Delaware corporation (the “Company”).

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the Reorganization Agreement, Merger Sub will merge into the Company, with the Company surviving, followed immediately by the merger of the Company into LLC, with LLC surviving.

We have acted as counsel to the Company in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Reorganization Agreement;

(b) the Registration Statement;

(c) those certain tax representation letters dated August 25, 2010 delivered to us by Acquiror, on behalf of itself and Merger Sub, LLC and the Company (the “Tax Representation Letters”); and

(d) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub, LLC and the Company and to the consummation of the Transaction and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

DivX, Inc.

August 25, 2010

Page Two

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Acquiror, Merger Sub, LLC and the Company, their managements, employees, officers, directors, members and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Transaction will be consummated in accordance with the Reorganization Agreement without any waiver, breach or amendment of any material provision thereof, and the First Merger and the Second Merger will each be effective under applicable state law;

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f) The opinion dated August 25, 2010 rendered by Morrison & Foerster, LLP, pursuant to Section 5.12(c) of the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code and the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” sets forth the material United States federal income tax consequences of the Transaction and, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

DivX, Inc.

August 25, 2010

Page Three

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Transaction. It is intended solely for your benefit and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

Sincerely,

Cooley LLP

/s/ Susan Cooper Philpot

SCP:mch

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM